Exhibit 99.1

EDAC Technologies Reports Strong Results for

Fiscal 2011 Fourth Quarter and Full Year

–    Fourth Quarter Sales of $22.7 Million are Up 27% from 4Q10; Full Year Sales Rise 19% to

Record $86.6 Million

–    Net Income Rises to $1.2 Million or $0.21 per Diluted Share for Fourth Quarter and $3.6

Million or $0.68 per Diluted Share for Full Year

–    Backlog Increases to $252 Million at Quarter-End

FARMINGTON, Conn., March 7, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported that sales for the fourth quarter of fiscal 2011 reached a record $22.7 million, an increase of 27% from the fourth quarter of fiscal 2010.

Net income for the 2011 fourth quarter increased to $1.2 million, or $0.21 per diluted share, a substantial increase from $56,000, or $0.01 per diluted share, reported for the fourth quarter of 2010.

For full year fiscal 2011, sales increased 19% to $86.6 million, while net income rose to $3.6 million, or $0.68 per diluted share, compared with net income of $845,000, or $0.17 per share, for fiscal 2010.

EDAC noted that each of its major product lines, EDAC AERO, APEX Machine Tool and EDAC Machinery, contributed to its strong fourth quarter and full year sales growth. The sharp increase in net income versus the 2010 periods primarily reflected improved cost absorption due to the increased sales level, higher production efficiency with the continued implementation of lean manufacturing practices, and more cost-effective manufacturing of certain parts.

The following are the main factors that contributed to EDAC’s performance in the fourth quarter of 2011:

•

Sales for the EDAC AERO product line were $15.2 million, an increase of 30% from the fourth quarter of 2010. This year-over-year growth primarily reflected expanding demand for stators, an increase in the number of components the Company provides to a diverse group of aircraft engine programs, and higher production quantities of certain parts that had experienced development and qualification delays in the second half of 2010.

•

Sales for the APEX Machine Tool product line were $5.5 million in the fourth quarter of 2011, an increase of 29% from the 2010 fourth quarter. The year-over-year growth included increased shipments for a ground-based turbine retrofit program and the benefit of ongoing efforts to move towards the production of more complex parts for the power generation sector.

•

Sales for the EDAC Machinery product line were $2.1 million, an increase of 3% from the 2010 fourth quarter. The year-over-year growth reflected increased sales of precision grinders, which more than offset lower sales of spindle products.

•

The gross profit for the fourth quarter of 2011 increased to $4.1 million, or 17.9% of sales, compared with $1.8 million, or 10.1% of sales, in the fourth quarter of 2010. The substantial improvement in the gross margin primarily reflected better cost absorption due to the higher sales level, increased productivity and efficiency company-wide, and more cost-effective manufacturing of certain parts.

•	SG&A expenses for the 2011 fourth quarter were $2.0 million, or 8.9% of sales, compared with $1.6 million or 8.8% of sales in the fourth quarter of 2010.

•	Operating income for the fourth quarter of 2011 was a record $2.0 million, up more than seven-fold from the $242,000 reported in the 2010 fourth quarter.

For the twelve months of fiscal 2011, the gross profit increased 80% to $14.4 million compared with 2010, while gross profit as a percentage of sales for full year 2011 increased to 16.6% of sales from 10.9% of sales in 2010. Income from operations was a record $6.4 million for 2011, up 264% from $1.8 million for full year 2010.

Backlog

Total sales backlog at December 31, 2011 was $252.1 million, compared with $213.5 million at the end of the 2011 third quarter and $138.3 million at year-end fiscal 2010. The higher backlog partially reflects several multi-year agreements announced in 2011 to produce components for commercial and military aircraft engine platforms as well as receipt of additional orders under existing programs.

Summary and Outlook

“Our strong fourth quarter capped a year of important progress for EDAC as measured by the substantial growth in our sales, operating profitability and backlog,” commented Dominick A. Pagano, EDAC’s President and Chief Executive Officer.

“To drive sales, we continued to leverage our core competency in designing and manufacturing complex precision parts in each of our product lines, while also expanding the number of parts we produce for a full range of aircraft engine programs, including all emerging programs. The improving economy along with the growing order books of airplane manufacturers added favorable tailwinds over the past year.

“To increase profitability, we remained focused on improving production processes and efficiency across all product lines, while continuing to migrate to lean manufacturing. We recently added a vice president of lean manufacturing to accelerate that process.

“Investing in our operations, including the addition of state-of-the-art manufacturing equipment, has been a major factor in both our sales growth and improving profitability. It also has strengthened our ability to continue to win long-term agreements with top-tier customers. In 2011, we won a total of $92 million of new LTAs, which contributed to our record backlog of $252 million at year end, nearly double the level at year-end 2010. To support both this higher level of business activity and future opportunities, we recently announced our purchase of a new facility to consolidate several of our manufacturing operations and relieve current capacity constraints as well as give us a larger, more flexible and more cost-efficient platform for growth.

Mr. Pagano concluded: “We are focused on continuing to execute our growth plan in fiscal 2012. Delivery of engine components under some of our newer long-term agreements will begin to ramp up at the end of the second quarter and then increasingly through the year. As a result, while we expect first quarter 2012 sales and profitability to show improvement over the first quarter of 2011, sequential sales growth is expected to be moderate and consistent with normal customer demand trends in the quarter. For full year 2012, we are targeting sales growth to meet or exceed the aerospace industry’s projected growth of 7% and we remain fully focused on further strengthening the profitability of our operations.”

Conference Call and Webcast

The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, March 7, 2012. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation

Glenn L. Purple

Vice President-Finance

860-677-2603

Comm-Counsellors, LLC

Edward Nebb

203-972-8350

June Filingeri

203-972-0186

(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended		For the twelve months ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Sales	$22,713	$17,902	$86,633	$73,058

Cost of sales	18,653	16,091	72,256	65,080

Gross profit	4,060	1,811	14,377	7,978

Selling, general and administrative expenses	2,027	1,569	7,991	6,222

Income from operations	2,033	242	6,386	1,756

Non-operating income (expense):
Interest expense	(230)	(259)	(1,015)	(970)
Other income	—	14	8	377

Income (loss) before income taxes	1,803	(3)	5,379	1,163

Provision for (benefit from) income taxes	649	(59)	1,829	318

Net income	$1,153	$56	$3,550	$845

Income per common share data:
Basic income per share	$0.23	$0.01	$0.72	$0.17

Diluted income per share	$0.21	$0.01	$0.68	$0,17

Weighted average shares outstanding:
Basic	5,032	4,869	4,959	4,859
Diluted	5,417	4,982	5,237	5,013

EDAC TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	January 1, 2011
ASSETS
CURRENT ASSETS:
Cash	$1,564	$975
Accounts receivable, net	17,905	14,955
Inventories	20,235	20,219
Prepaid expenses and other current assets	230	184
Refundable income taxes	—	80
Deferred income taxes	1,951	1,613

Total current assets	41,885	38,026

PROPERTY, PLANT AND EQUIPMENT	55,464	51,818
Less: accumulated depreciation	31,410	28,595

	24,054	23,223

OTHER ASSETS	114	155

TOTAL ASSETS	$66,053	$61,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$2,023	$4,793
Current portion of long-term debt	2,450	4,370
Trade accounts payable	8,449	7,336
Employee compensation and amounts withheld	2,449	1,212
Accrued expenses	1,754	2,136
Customer advances	708	857

Total current liabilities	17,833	20,704

Long-term debt, less current portion	12,145	9,858
Pension liabilities, less current portion	2,469	1,526
Deferred income taxes	4,990	4,473

Total long-term liabilities	19,604	15,857

Total liabilities	37,437	36,561

SHAREHOLDERS’ EQUITY:
Common stock	13	12
Additional paid-in capital	12,522	11,690
Retained earnings	19,180	15,630
Accumulated other comprehensive loss	(3,099)	(2,489)

Total shareholders’ equity	28,616	24,843

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,053	$61,404